Exhibit 99.1

                  VESTA INSURANCE TO DELAY FILING OF FORM 10-K

               INTENDS TO FILE 12b-25 EXTENSION FOR 2004 FORM 10-K

     BIRMINGHAM, Ala., March 11 /PRNewswire-FirstCall/ -- Vesta Insurance Group, Inc. (NYSE: VTA) announced today that it intends to file a Form 12b-25 with the Securities and Exchange Commission extending until April 1, 2005 the time to file its annual report on Form 10-K and audited financial statements for the year 2004.

     The Company has not finalized the resolution of the error it disclosed in November 2004 and has not completed the assessment of the effectiveness of its internal controls. Until the Company completes its assessment of the error, Vesta will be unable to issue financial statements for the year ended December 31, 2004 or the quarter ended September 30, 2004. In addition, the Company has not made a final determination of the effect of the error on its June 30, 2004 and prior financial statements. Although the Company currently anticipates filing its Form 10-K on or before April 1, 2005, there could be further delays if the Company is unable to complete its assessment of the error or it is unable to complete its assessment of the effectiveness of internal controls.

     As previously disclosed, the Company has identified a material weakness in the effectiveness of internal controls over financial reporting as it relates to its consolidation process and may identify additional material weaknesses as the internal control assessments are completed. The presence of these material weaknesses will cause both management and the external auditors to issue an adverse opinion on the effectiveness of internal controls.

     As previously announced, the Company recorded a $15 million charge in November 2004 after receiving an adverse jury verdict in the Muhl litigation. The Company has settled the litigation for $14.5 million after reinsurance.

     In addition, Vesta announced that it has recently reached a settlement with Alfa Mutual Insurance Company that will result in approximately a $5.5 million GAAP gain related to the 1997 20% whole account quota share reinsurance arbitration. Also, as a result of its year-end reserve analysis, Vesta increased reserves by approximately $2.2 million, net of reinsurance, for losses related to the four hurricanes in 2004 and by approximately $5.0 million for its assumed reinsurance and commercial discontinued operations. Since the Company has yet to file its 2004 third quarter Form 10- Q, the gain from the Alfa settlement and reserve strengthening will be incorporated in the 2004 third quarter results.

     Vesta will issue an earnings release and will hold a teleconference in conjunction with the filing of its Form 10-K. The Company will announce the details of its earnings release and teleconference at a later date.

     About Vesta Insurance Group, Inc.
     Vesta, headquartered in Birmingham, Ala., is a holding company for a group of insurance and financial services companies that offer a wide range of consumer-based products.

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     This news release indicates that Vesta is working towards filing its Form
10-K for the fiscal year 2004 on or before April 1, 2005. This should be considered a "forward-looking statement" under applicable securities laws. You should be aware that Vesta may not be able to file its Form 10-K within this time period. The main factors that could cause Vesta to delay the filing of its Form 10-K beyond April 1, 2005 include (i) we may not be able to complete management's assessment of the effectiveness of our internal controls, and, therefore, our external auditors may not be able to complete their audit of the effectiveness of these controls pursuant to PCAOB Auditing Standard No. 2, and
(ii) our external auditors may not be able to complete their audit of our financial statements for the period ended December 31, 2004, and therefore may not be able to issue their opinion on such financial statements.

SOURCE  Vesta Insurance Group, Inc.
     -0-                             03/11/2005
     /CONTACT: Charles R. Lambert, Vice President - Investor Relations of Vesta Insurance Group, +1-205-970-7030, or CLambert@vesta.com /
     /Web site:  http://www.vesta.com /